Exhibit 99.01
FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
David H. Allen
Investor Relations — Silicon Image, Inc.
Phone: 408-616-4003
Fax: 408-830-9531
david.allen@siliconimage.com
MEDIA CONTACT:
Kasey Holman
Media Relations — Silicon Image, Inc.
Phone: 408-616-4192
kasey.holman@siliconimage.com
SILICON IMAGE AGREES TO LICENSE ADVANCED DIGITAL TV SYSTEM-ON-A-CHIP INTELLECTUAL PROPERTY
FROM SUNPLUS
SUNNYVALE, Calif., Feb. 6, 2007 — Silicon Image, Inc. (NASDAQ: SIMG), a leader in semiconductors for the secure storage, distribution and presentation of high-definition content, today announced that it signed a cross-licensing agreement with Sunplus Technology Co., Ltd. whereby Silicon Image receives the rights to use and further develop advanced intellectual property (IP), for video processors and digital television (DTV) products to accelerate development of Silicon Image’s PinnaClear™ HDTV and other consumer product lines.
Under the agreement announced today, Silicon Image will obtain a comprehensive license of certain intellectual property from Taiwan-based Sunplus. Silicon Image will pay Sunplus $40 million upon delivery and completion of certain milestones. This agreement enables Silicon Image to enhance its development of DTV technology and other consumer product offerings. The new agreement augments and continues to build upon a long-standing relationship between Silicon Image and Sunplus under which the two companies have been working on a joint project to co-develop a line of integrated video processors for the fast-growing DTV market.
The Sunplus transaction complements the acquisition of sci-worx GmbH (“sci-worx”) announced on Jan. 4, 2007. The approximately 140 engineers that joined Silicon Image in this acquisition will play a central role in DTV technology development for Silicon Image, building upon intellectual property originating from Silicon Image, sci-worx and Sunplus.
By strengthening Silicon Image’s portfolio of intellectual property and its engineering workforce, the sci-worx and Sunplus transactions are expected to enhance and accelerate Silicon Image’s ability to provide top-tier consumer electronics customers with a full line of integrated circuits, ranging from industry-leading discrete High-Definition Multimedia Interface™ (HDMI™) chips, new integrated front-end TV input processors and fully-integrated system-on-a-chip (SoC) DTV products that advance a new architecture for premium HD content access throughout the home and mobile environment.
“This transaction, together with the sci-worx acquisition, represents an important step forward in our video integration and connectivity strategy,” said Steve Tirado, president and CEO of Silicon Image. “The IP from Sunplus provides several hundred man-years of proven intellectual property development in the digital television
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and DVD marketplace. With a larger and stronger engineering workforce drawing on the combined IP of three leaders in digital media technology, we expect to be well positioned for long-term growth through more innovative and integrated products for the consumer electronics market.”
About Silicon Image, Inc.
Headquartered in Sunnyvale, California, Silicon Image, Inc. is a leader in driving the architecture and semiconductor implementation for the secure storage, distribution and presentation of high-definition content in the consumer electronics and personal computing markets. Silicon Image creates and drives industry standards for digital content delivery such as DVI, HDMI™ and Serial ATA, leveraging partnerships with global leaders in the consumer electronics and personal computing markets to meet the growing digital content needs of consumers worldwide. With a proven track record of improving cross-product interoperability, Silicon Image has shipped more than 100 million HDMI/HDCP and DVI/HDCP semiconductor solutions. In addition, Silicon Image offers one of the most robust and comprehensively tested technology platforms in the consumer electronics industry through the Simplay HD™ Testing Program of Simplay Labs. Simplay Labs, LLC, a wholly-owned subsidiary of Silicon Image, is a leading provider of testing technologies, tools and services for high-definition consumer electronics devices such as HDTVs, set-top boxes, audio/video receivers and DVD players, helping manufacturers to achieve compatibility and deliver the highest-quality HDTV experience to consumers. Silicon Image is the leading provider of semiconductor intellectual property solutions for high-definition multimedia and data storage applications. For more information, please visit www.siliconimage.com.
NOTE: Silicon Image and Simplay HD are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and other countries. HDMI™ and High-Definition Multimedia Interface are trademarks or registered trademarks of HDMI Licensing, LLC in the United States and other countries, and are used under license from HDMI Licensing, LLC. All other trademarks and registered trademarks are the property of their respective owners.
Forward-Looking Statements
This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include statements related to the anticipated benefits of the Sunplus transaction, including its effect on Silicon Image’s ability to develop DTV technology and PinnaClear and other consumer product offerings, the effect of the Sunplus transaction and the sci-worx transaction in enhancing and accelerating Silicon Image’s product development, Silicon Image’s long-term growth, and the timing of completion of the Sunplus transaction. These forward-looking statements involve risks and uncertainties, including those described from time to time in Silicon Image’s filings with the Securities and Exchange Commission (SEC) that could cause the actual results to differ materially from those anticipated by these forward-looking statements. In particular, the benefits of the Sunplus and sci-worx transactions, Silicon Image’s long-term growth and the timing of completion of the Sunplus transaction may differ materially from what is currently anticipated. In addition, see the Risk Factors section of the most recent Form 10-K or Form 10-Q filed by Silicon Image with the SEC. Silicon Image assumes no obligation to update any forward-looking information contained in this press release.